UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2004

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14303	36-3161171

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Dauch Drive, Detroit, Michigan	48211-1198

(Address of principal executive offices)	(Zip Code)

(313) 758-2000

(Registrant’s telephone number, including area code)

Item 9. Regulation FD Disclosure.

The following consists of a press release dated April 30, 2004 concerning the outlook for American Axle & Manufacturing Holdings, Inc.

American Axle & Manufacturing Reconfirms
2004 Earnings Outlook at $4.00 per share

Announces Second Quarter Guidance

Detroit, Michigan, April 30, 2004 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reconfirmed that it expects earnings results for the full year 2004 to approximate $4.00 per share, excluding the impact of a one-time charge of $23.5 million or $0.28 per share related to debt refinancing and redemption activities in the first quarter. The company is also on track to achieve its target of $200 million in positive free cash flow for 2004 and a net debt to capital ratio below 25% from 37.7% at the end of the first quarter of 2004.

AAM also reported today that it expects earnings for the second quarter of 2004 to range from $1.00 per share to $1.05 per share, including a charge of approximately $13.0 million or $0.16 per share related to lump-sum voluntary separation payments accepted by nearly 250 hourly associates in the second quarter.

“Despite expected changes in product mix that may result in a slight decrease in annual sales for AAM, we continue to focus on productivity and tight cost controls and expect to grow earnings to $4.00 per share in 2004,” said American Axle & Manufacturing Co-Founder, Chairman of the Board & CEO Richard E. Dauch. “Our continued strong cash flow generation and improved capital structure have enabled us to initiate our first-ever stock repurchase program and declare our first-ever cash dividend as a public company in 2004. These actions underscore AAM’s commitment to provide a solid financial return to our stockholders, while maintaining the ability to fund strategic growth initiatives.”

AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and forged products for light trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, Japan, Mexico and Scotland.

This release contains both historical and forward-looking statements. All statements, including “Outlook,” other than statements of historical fact are, or may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, operating costs, earnings estimates, EBITDA, sales and capital expenditures and are indicated by words or phrases such as “guidance”, “expects”, “continues”, “anticipates”, “plans”, “intends”, and similar words and phrases. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements are based on management’s assumptions and beliefs in the light of information currently available to it and assume no significant changes in general economic trends, consumer confidence or other risk factors that may affect the forward-looking statements. American Axle & Manufacturing, Inc. (the “Company”) expressly disclaims any current intention to update the information contained herein. Factors that may affect results include changes in business and economic conditions generally and in the Company’s operating areas, the competitive environment in which the Company operates and other risks detailed from time to time in the Company’s reports and filings available from the Securities and Exchange Commission.

# # #

For more information:

Media relations contact:	Investor relations contact:
Carrie L.P. Gray	Christopher M. Son
Director, Corporate Relations	Manager, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com

Or visit the AAM website at www.aam.com

Item 12. Results of Operations and Financial Condition.

The following information consists of a press release dated April 30, 2004, including financial information and financial data relating to American Axle & Manufacturing Holdings, Inc. for the three months ended March 31, 2004. The information is being furnished pursuant to Item 12 of Form 8-K, “Results of Operations and Financial Condition.” The information is not filed for purposes of the Securities Exchange Act of 1934 and is not deemed incorporated by reference by any general statements incorporating by reference this report or future filings into any filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent American Axle & Manufacturing Holdings, Inc. specifically incorporates the information by reference.

American Axle & Manufacturing reports
strong first quarter operating results

13% increase in non-GM sales and
new business awards further diversifies customer base

Detroit, Michigan, April 30, 2004 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported sales and earnings for the first quarter of 2004.

First Quarter 2004 highlights

•	Sales to customers other than GM increased 13% to $191 million, or 20% of total sales

•	Net earnings were $36.5 million, or $0.66 per share. Excluding a one-time charge of $23.5 million or $0.28 per share related to debt refinancing and redemption activities, earnings were $51.9 million or $0.94 per share

•	Successfully established investment grade debt capital structure with $1 billion of new financing

•	Awarded $140 million of incremental new business

•	Secured a long-term agreement for a major future replacement program

•	Secured a new four-year Tier One automotive supplier agreement with the UAW

“We had another productive and successful quarter at AAM. Most importantly, we secured a new long-term agreement with the UAW that recognizes the structural changes occurring in the automotive industry and we completed the refinancing of our debt capital structure at attractive investment grade levels,” said American Axle & Manufacturing Co-Founder, Chairman of the Board & CEO Richard E.

Dauch. “We are pleased with our solid operating performance in the quarter and encouraged by the progress we made to further diversify our customer base.”

First quarter earnings were $36.5 million or $0.66 per share. Excluding a one-time charge of $23.5 million or $0.28 per share related to debt refinancing and redemption activities, earnings were $51.9 million or $0.94 per share. Earnings in the first quarter of 2003 were $54.0 million or $1.02 per share. The charge incurred in the first quarter of 2004 was required to expense a call premium and unamortized debt issuance costs and discounts related to the redemption of AAM’s 9.75% Senior Subordinated Notes on March 1, 2004 and the refinancing of AAM’s revolving bank credit facility completed earlier in the quarter. Together with the issuance of $400 million of new senior notes and senior convertible notes in February 2004, AAM has now successfully established a more flexible, lower cost debt capital structure.

Net sales were $952.8 million as compared to the reported $975.3 million in sales from the first quarter of 2003. Sales to non-GM customers continue to increase, growing 13% versus last year’s first quarter to $190.8 million in the first quarter of 2004. Sales to non-GM customers now represent 20% of total sales versus 17% in the first quarter of 2003. AAM sales were positively affected by the continued strong demand for the Chrysler Group’s heavy-duty Dodge Ram. AAM sales were negatively affected by an estimated 5% decrease in General Motors light truck production for the quarter compared to the same period in 2003. The combined effect of these factors resulted in nearly a 2% increase in AAM content per vehicle to $1,182 and growth in AAM’s non-GM business for the first quarter of 2004.

Gross margin was 14.3% as compared to the 14.8% margin reported in the first quarter of 2003. Operating income was $86.9 million or 9.1% of sales in the first quarter of 2004 as compared to $95.8 million or 9.8% of sales for the first quarter of 2003.

The results of the quarter include approximately $5.2 million of costs, or $0.06 per share, related to the temporary work stoppage in February 2004 at six of AAM’s North American manufacturing facilities.

Research and development spending (R&D) rose nearly 10% to $16.9 million in the first quarter of 2004 versus $15.4 million in the same period of 2003. The increase is a continuation of AAM’s commitment to the ongoing development and advanced testing of future products targeted at growth segments of the market. As a result of this R&D commitment, AAM generated 88% of its first quarter 2004 sales from new products introduced to the market since mid-1998.

The company used $42.3 million of cash flow in operations in the first quarter of 2004 as compared to a use of $26.1 million in the first quarter of 2003. This increased use of cash was primarily a result of a one-time lump-sum ratification bonus payment of $36.3 million to its hourly associates represented by the UAW under the recently ratified four-year master agreement. It is normal for the company to use cash in the first quarter due to seasonal differences in sales activity at the end of the first quarter versus the fourth quarter of the prior year.

Recent developments

On February 3, 2004, AAM announced that its Board of Directors approved a share repurchase program under which AAM may repurchase up to 2.5 million shares of common stock in open market or privately negotiated transactions from time to time in 2004 and 2005.

On February 6, 2004, AAM announced that it sold $250.0 million of 5.25% Senior Notes Due February 2014 and $150.0 million of 2.00% Senior Convertible Notes Due February 2024 (including a subsequently exercised $20.0 million option granted to the initial purchasers of the Convertible Senior Notes) in private offerings pursuant to Rule 144A of the Securities Act of 1933, as amended. Concurrently with these offerings, AAM purchased approximately $63.0 million of its common stock, or approximately 1.59 million shares, in privately negotiated transactions.

On February 12, 2004, AAM announced it has been awarded a lifetime production contract for new business with Korean automaker Ssangyong Motors. This contract is expected to provide AAM with revenues of approximately $40 million annually when fully launched beginning in 2005. Under the new contract, AAM will supply independent front and independent rear-drive axles for multiple new Ssangyong vehicle programs. This award represents AAM’s first penetration into the Asian market as well as the first phase of a General Cooperation Plan between AAM and Ssangyong that is intended to provide Ssangyong Motors with world-class driveline technology, products and support.

On April 5, 2004, AAM announced that it had been selected as the driveline system and module supplier for a major future GM replacement product program. In addition, AAM will be the systems integrator for this program, with responsibility for driveline system, module and component design.

On April 7, 2004, AAM announced that it has been selected as the driveline system and module supplier for a 2008 model year North American vehicle program. AAM will be the sole source, exclusive supplier and systems integrator for all of the driveline components, systems, modules and forged products for the new off-road adventure sport enthusiast vehicle. When fully launched, this program will add $100 million per year in incremental sales revenue to AAM.

On April 29, 2004, AAM announced that its Board of Directors declared a quarterly cash dividend of $0.15 per share payable on June 28, 2004 to stockholders of record on all of the company’s issued and outstanding common stock as of June 7, 2004

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission (SEC) rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and forged products for light trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, Japan, Mexico and Scotland.

Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe and South America);

reduced demand of our customers’ products, particularly light trucks and SUVs produced by GM and DaimlerChrysler’s heavy-duty Dodge Ram full-size pickup trucks, or the Dodge Ram program; reduced purchases of our products by GM, DaimlerChrysler or other customers; our ability to respond to changes in technology or increased competition; supply shortages or price fluctuations in raw materials, utilities or other operating supplies; our ability to attract and retain key associates; our ability to maintain satisfactory labor relations and avoid work stoppages; risks of noncompliance with environmental regulations; liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products; availability of financing for working capital, capital expenditures, research and development or other general corporate purposes; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations); and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statements.

# # #

For more information:

Media relations contact:	Investor relations contact:
Carrie L.P. Gray	Christopher M. Son
Director, Corporate Relations	Manager, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com

Or visit the AAM website at www.aam.com

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
	March 31,
	2004	2003
	(In millions, except per share data)
Net sales	$952.8	$975.3
Cost of goods sold	816.4	830.6

Gross profit	136.4	144.7
Selling, general and administrative expenses	49.5	48.9

Operating income	86.9	95.8

Net interest expense	(8.4)	(12.5)
Debt refinancing and redemption costs	(23.5)	—
Other income (expense), net	0.7	(0.3)

Income before income taxes	55.7	83.0

Income taxes	19.2	29.0

Net income	$36.5	$54.0

Diluted earnings per share	$0.66	$1.02

Diluted shares outstanding	55.3	52.9

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2004	2003
	(Unaudited)
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$6.0	$12.4
Accounts receivable, net	449.3	339.2
Inventories, net	170.0	171.8
Prepaid expenses and other	39.3	24.0
Deferred income taxes	16.0	16.3

Total current assets	680.6	563.7

Property, plant and equipment, net	1,637.2	1,629.5
Deferred income taxes	6.9	6.9
Goodwill	147.8	147.8
Other assets and deferred charges	71.0	49.9

Total assets	$2,543.5	$2,397.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$383.4	$335.7
Other accrued expenses	195.5	218.5

Total current liabilities	578.9	554.2

Long-term debt	571.3	449.7
Deferred income taxes	79.4	73.0
Postretirement benefits and other long-term liabilities	380.8	366.2

Total liabilities	1,610.4	1,443.1

Stockholders’ equity	933.1	954.7

Total liabilities and stockholders’ equity	$2,543.5	$2,397.8

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
	March 31,
	2004	2003
	(In millions)
Operating activities
Net income	$36.5	$54.0
Depreciation and amortization	41.3	40.0
Other	(73.4)	(57.7)

Net cash flow provided by operating activities	4.4	36.3

Purchases of property, plant & equipment	(46.7)	(59.4)

Net cash flow used after purchases of property, plant & equipment	(42.3)	(23.1)

Purchase buyouts of leased equipment	—	(3.0)

Net cash flow used in operations	(42.3)	(26.1)

Net increase in long-term debt	419.9	21.1
Redemption of 9.75% Notes	(314.6)	—
Debt issuance costs	(9.7)	—
Employee stock option exercises	3.1	0.2
Purchase of treasury stock	(63.0)	—

Net cash flow provided by financing activities	35.7	21.3

Effect of exchange rate changes on cash	0.2	—

Net decrease in cash and cash equivalents	(6.4)	(4.8)

Cash and cash equivalents at beginning of period	12.4	9.4

Cash and cash equivalents at end of period	$6.0	$4.6

AMERICAN AXLE & MANUFACTURING
HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)

The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Earnings before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended
	March 31,
	2004	2003
	(In millions)
Net income	$36.5	$54.0
Interest expense	8.6	12.7
Income taxes	19.2	29.0
Depreciation and amortization	41.3	40.0

EBITDA	$105.6	$135.7

Net debt(b) to capital

	March 31,	December 31,
	2004	2003
	(In millions, except percentages)
Total debt	$571.3	$449.7
Less: cash and cash equivalents	6.0	12.4

Net debt at end of period	565.3	437.3

Stockholders’ equity	933.1	954.7

Total invested capital at end of period	$1,498.4	$1,392.0

Net debt to capital(c)	37.7%	31.4%

(a) We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b) Net debt is equal to total debt less cash and cash equivalents.

(c) Net debt to capital is equal to net debt divided by the sum of stockholders’ equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)

The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Free Cash Flow(d)

	Three months ended
	March 31,
	2004	2003
	(In millions)
Net cash flow provided by operating activities	$4.4	$36.3
Less: purchases of property, plant & equipment	(46.7)	(59.4)

Free Cash Flow	$(42.3)	$(23.1)

After-Tax Return on Invested Capital (ROIC)(e)

	Quarter Ended				Trailing Twelve
					Months Ended
	June 30,	September 30,	December 31,	March 31,	March 31,
	2003	2003	2003	2004	2004
	(In millions, except percentages)
Net income	$51.0	$38.7	$53.4	$36.5	$179.6
After-tax net interest expense (f)	7.8	7.3	7.2	5.5	27.8

After-tax return	$58.8	$46.0	$60.6	$42.0	$207.4

Net debt at end of period					$565.3
Stockholder’s equity at end of period					933.1

Invested capital at end of period					1,498.4
Invested capital at beginning of period					1,510.8

Average invested capital(g)					$1,504.6

After-Tax ROIC(h)					13.8%

(d) We define free cash flow as net cash flow provided by operating activities less purchases of property and equipment. We believe that free cash flow is a meaningful measure as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow is also a key metric used in our calculation of executive incentive compensation. Other companies may calculate free cash flow differently.

(e) We believe that ROIC is a meaningful overall measure of business performance because it reflects the company’s earnings performance relative to its investment level. ROIC is also a key metric used in our calculation of executive incentive compensation. Other companies may calculate ROIC differently.

(f) After-tax net interest expense is calculated by tax effecting net interest expense by the effective income tax rate for each presented quarter.

(g) Average invested capital is equal to the average of invested capital at the beginning of the year and end of the year.

(h) After-tax ROIC is equal to after-tax return divided by average invested capital.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
(Registrant)

Date: April 30, 2004	By:	/s/ Michael K. Simonte
Michael K. Simonte
Treasurer and Acting Chief Financial Officer (also in the capacity of Chief Accounting Officer)